NEWS RELEASE	FLOTEK INDUSTRIES, INC.

FTK - AMEX Houston, Texas	Tuesday, October 24, 2006

FLOTEK INDUSTRIES, INC. ANNOUNCES RECORD 3RD QUARTER EARNINGS OF $0.40 PER SHARE

HOUSTON, October 24, 2006 - Flotek Industries, Inc. (AMEX: FTK) announced record net earnings for the quarter ended September 30, 2006 of $3.5 million or $0.40 per common share ($0.37 per diluted common share). These results compare with third quarter 2005 net earnings of $1.8 million or $0.24 per common share ($0.21 per diluted common share). This near doubling in net earnings was driven by higher sales volumes and increased operating margins in all three core business lines.

Sales in the third quarter 2006 were $29.2 million, an increase of 119% compared to $13.3 million for the third quarter 2005, and a 32% increase compared to the second quarter of 2006. The third quarter of 2006 included the full quarter revenue contribution of three drilling tool acquisitions completed in August 2005 and January 2006 and two artificial lift acquisitions completed in the second quarter of 2006. These acquisitions contributed approximately $7.1 million in revenues for the third quarter 2006. In addition, continued strong organic growth in Chemical and Logistics raised sales in the third quarter of 2006.

Income from operations for the third quarter of 2006 was $6.0 million, an increase of 119% compared to $2.7 million in the third quarter 2005, and a 61% increase from the second quarter of 2006. Following are the results of operations by segment.

Chemicals and Logistics: Revenues for the chemicals and logistics segment increased 76% from $7.7 million in the third quarter 2005 to $13.6 million in the third quarter 2006. A significant portion of the growth is attributed to increased sales of proprietary biodegradable specialty chemicals in the Rocky Mountains, Permian Basin and Mid-Continent. Income from operations increased 113% from $2.2 million in the third quarter 2005 to $4.8 million in the same period in 2006 due to increasing revenues coupled with strong improvement in gross profit margin from 41.2% in the third quarter 2005 to 46.5% in the third quarter 2006.

Drilling Products: Drilling products sales increased 82% from $5.4 million in the third quarter 2005 to $9.8 million in the third quarter 2006. The drilling tool acquisitions accounted for approximately a third of the revenue growth quarter over quarter. Income from operations increased 58% from $1.3 million in the third quarter 2005 to $2.0 million in the third quarter 2006. Gross profit margins improved in the third quarter increasing from 37.4% in the second quarter 2006 to 41.7% in the third quarter 2006, versus 45.5% in the third quarter 2005.

Production Products: Artificial lift sales increased from $0.2 million in the third quarter 2005 to $5.8 million in the third quarter 2006. The significant increase in sales for this segment is due to a broadening of the product line through the acquisition of two coal bed methane pump service companies in the second quarter 2006, which generated $5.6 million in sales in the quarter. The production products segment generated $0.8 million in income from operations in the third quarter 2006 as compared to a slight operating loss in the third quarter 2005. Gross profit margins improved in the third quarter increasing from 20.3% in the second quarter 2006 to 26.4% in the third quarter 2006, versus 49.9% in the third quarter 2005.

General Corporate: Operating expenses for the general corporate segment increased to $1.6 million for the third quarter 2006 compared to $0.7 million for the same period in 2005. In the third quarter 2006 approximately $0.6 million in accounting, legal and investment banking fees were expensed when negotiations were terminated on a significant acquisition. Excluding these expenses, general corporate expenses continue to decline as a percentage of revenue. The remainder of the increase is due to continued expansion of corporate personnel required to support company growth by acquisition, SOX compliance, and professional fees related to our external audit.

Financial Results (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue	$29,196	$13,304	$67,370	$36,805
Operating Income	$5,960	$2,727	$12,504	$7,157
Net Income	$3,509	$1,770	$7,500	$5,226

Basic EPS	$0.40	$0.24	$0.87	$0.75
Diluted EPS	$0.37	$0.21	$0.81	$0.67

Effective Tax Rate	38%	30%	37%	20%

For the quarter ended September 30, 2006, the Company had net income attributed to common stockholders of $3.5 million compared to $1.8 million in 2005. This translated to basic earnings per share of $0.40 and diluted earnings per share of $0.37 in the third quarter 2006 from $0.24 basic earnings per share and $0.21 diluted earnings per share in 2005, despite a significant increase in our effective tax rate. Sequentially basic earnings per share increased from $0.26 and diluted earnings per share increased from $0.24 in the second quarter 2006 as we improved contribution margins in all three segments in the third quarter compared to the second quarter 2006.

Jerry D. Dumas, Sr., Chairman and Chief Executive Officer, comments, “I am pleased with the improved gross profit margins in each of our core segments. The continued strength of the oilfield service activity levels and pricing leverage of our patented products contributed to an outstanding quarter for the Company. We are seeing strong demand for our products and services in all of our divisions. Flotek is positioned to deliver strong fourth quarter performance as we work to maintain record sales levels and focus on financial discipline and margin management.”

Flotek will present its third quarter results and overview for 2007 at the Sanders Morris Harris 2006 Middle Market Investor Growth Conference at the Omni Berkshire Place Hotel in New York City at 10:30 a.m. ET on Tuesday, October 24, 2006. A live webcast of the audio presentation will be available along with accompanying presentation slides.

Interested parties may access the live and archived broadcast and slide presentation by visiting www.flotekind.com.

Flotek will hold a conference call to discuss the third quarter 2006 financial results on Monday, October 30, 2006 at 3:00 p.m. ET. Dial-in instructions will be distributed later this week.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc. business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company's ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company's most recent filings on Form 10KSB (including without limitation in the "Risk Factors" Section) and Form 10-QSB, and in the Company's other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward- looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911